Exhibit 5.1

             (Letterhead of Ballard Spahr Andrews & Ingersoll, LLP)

                                  July   , 1998

                                    VIA EDGAR

The Ashton Technology Group, Inc.
1900 Market Street, Suite 701
Philadelphia, PA 19103

     Re:  The Ashton Technology Group, Inc. Registration Statement on Form S-3
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Ladies and Gentlemen:

     You have requested our opinion regarding the validity of the issuance of shares of The Ashton Technology Group, Inc. Common Stock covered by the above-referenced Registration Statement on Form S-3. These shares include: (i) 2,896,350 shares issuable upon the conversion of outstanding Series D Convertible Preferred Stock; (ii) 1,810,218 shares issuable upon the conversion of outstanding Series E Convertible Preferred Stock; (iii) 200,000 shares issuable upon the exercise of outstanding Series C Warrants; (iv) 880,000 shares issuable upon the exercise of outstanding Series D Warrants; (v) 320,000 shares issuable upon the exercise of outstanding Series E Warrants; and (vi) 8,897,100 shares issuable upon the exercise of certain put rights by the Company.

     In our opinion the 4,706,568 shares of Common Stock issuable upon conversion of the Series D and Series E Convertible Preferred Stock and the 10,297,100 shares of Common Stock issuable upon exercise of the Series C, Series D, and Series E Warrants and the put rights, when issued in accordance with the terms of the Convertible Preferred Stock, Warrants and put rights, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."

                                        Very truly yours,